EXHIBIT 99.3

_________ __, 2008

To Members and Friends of
1st Security Bank of Washington

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority (formerly NASD), is assisting 1st Security Bancorp, Inc, the proposed stock holding company for 1st Security Bank of Washington, in offering shares of its common stock pursuant to a Plan of Conversion.

At the request of 1st Security Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of 1st Security Bancorp, Inc. common stock being offered to members of 1st Security Bank of Washington and various other persons until 12:00 noon, Pacific Time, on __________ __, 2008.  Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering.  1st Security Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the conversion and stock offering, please visit our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington or call us at (___) ___-____.  The Stock Information center is open on Monday through Friday from _____ to _____.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or 1st Security Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

____________ __, 2008

Dear Friend:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, 1st Security Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

Because we believe you may be interested in learning more about the merits of 1st Security Bancorp, Inc.’s common stock as an investment, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about 1st Security Bank of Washington’s operations and the proposed offering of 1st Security Bancorp, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 Noon, Pacific Time, on ___________ __, 2008.

You will have the opportunity to buy common stock directly from 1st Security Bancorp, Inc. in the offering without paying a commission or fee.  If you have any questions regarding the reorganization and offering, please visit our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington or call us at (___) ___-____.  The Stock Information center is open on Monday through Friday from _____ to _____.

We are pleased to offer you this opportunity to become a stockholder of 1st Security Bancorp, Inc.

Sincerely,

Joe Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or 1st Security Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

__________ __, 2008

Dear Prospective Investor:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, 1st Security Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

We have enclosed the following materials that will help you learn more about the merits of 1st Security Bancorp, Inc. common stock as an investment.  Please read the enclosed materials carefully.

PROSPECTUS: This document provides detailed information about 1st Security Bank of Washington’s operations and the proposed offering of 1st Security Bancorp, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM:  This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope.  Your order must be received by 12:00 noon, Pacific Time, on __________ __, 2008.

We invite you and other community members to become stockholders of 1st Security Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from 1st Security Bancorp, Inc. without paying a commission or a fee.

If you have any questions regarding the reorganization and offering, please visit our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington or call us at (___) ___-____.  The Stock Information center is open on Monday through Friday from _____ to _____..

Sincerely,

Joe Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or 1st Security Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus

________ __, 2008

Dear Member:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the reorganization, 1st Security Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

To accomplish this conversion, we need your participation in an important vote.  Enclosed is a proxy statement describing the Plan of Conversion, your voting rights and your rights to subscribe for shares of common stock being offered for sale by 1st Security Bancorp, Inc.

YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy material, is your proxy card.  This proxy card should be signed and returned to us prior to the special meeting of members on _________ __, 2008. Please take a moment now to sign the enclosed proxy card(s) and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN OF CONVERSION.

The Board of Directors believes the conversion and stock offering will offer a number of advantages, such as an opportunity for depositors of 1st Security Bank of Washington to become stockholders of 1st Security Bancorp, Inc.  Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan as a result of the conversion.

➢	Members have a right, but not an obligation, to buy 1st Security Bancorp, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

➢	Like all stock, shares of 1st Security Bancorp, Inc. common stock issued in this offering will not be insured by the FDIC.

Enclosed also is a prospectus containing a complete discussion of the stock offering.  We urge you to read this document carefully.  If you are interested in purchasing the common stock of 1st Security Bancorp, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Pacific Time, on _________ __, 2008.

If you have any questions regarding the reorganization and offering, please visit our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington or call us at (___) ___-____.  The Stock Information center is open on Monday through Friday from _____ to _____..

Sincerely,

Joe Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or 1st Security Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus

__________ __, 2008

Dear Member:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, 1st Security Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

Unfortunately, 1st Security Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of 1st Security Bancorp, Inc.

However, as a member of 1st Security Bank of Washington you have the right to vote on the Plan of Conversion at the special meeting of members to be held on __________ __, 2008.  Enclosed is a proxy statement describing the Plan of Conversion, your voting rights and proxy cards.  YOUR VOTE IS VERY IMPORTANT.  Your proxy card(s) should be signed and returned to us prior to the special meeting of members on _________ __, 2008. Please take a moment now to sign the enclosed proxy card(s) and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN OF CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages.  Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

I invite you to attend the Special Meeting on __________ __, 2008.  Whether or not you are able to attend, please complete the enclosed proxy card(s) and return it in the enclosed envelope.

Sincerely,

Joe Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or 1st Security Bancorp Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus

[Logo 1st Security Bank of Washington]

PROXY GRAM

PLEASE VOTE TODAY...

Voting for the Plan of Conversion **does not obligate you** to purchase stock and will not affect your accounts or FDIC Insurance.

<u>Your Vote Is Important To Us!</u>

Please sign the enclosed proxy card and return it in the postage-paid envelope provided ***TODAY***! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Joe Adams
Chief Executive Officer
1st Security Bank of Washington

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

[Logo 1st Security Bank of Washington]

PROXY GRAM II

PLEASE VOTE TODAY...

Voting for the Plan of Conversion **does not obligate you** to purchase stock and will not affect your accounts or FDIC Insurance.

Our Reasons for the Corporate Change

As a Mutual Institution:

- There is no authority to issue capital stock and thus no access to this market source of equity capital.
- Earnings from year to year are the only source of generating capital.

Under a Stock Holding Company structure, we will be able to:

- Increase our capital to support future growth.
- provide ourselves with greater operating flexibility and allow us to better compete with other financial institutions.
- Increase lending limits and support our emphasis on commercial business and commercial real estate and the development of new products and services.
- Structure our business in a form that will enable us to access the capital markets.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided ***TODAY*!** If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Joe Adams
Chief Executive Officer
1st Security Bank of Washington

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

{logo}   1st Security Bank of Washington

Proxy Gram III

Month, Date Year

Dear Valued 1st Security Bank of Washington Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert 1st Security Bank of Washington into the stock holding company structure.  This conversion will allow us to operate in essentially the same manner as we currently operate, but will provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of the date of this letter, your vote on our Plan of Conversion has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion.

If you have already mailed your proxy, please accept our thanks and disregard this request.  If you have not yet voted your proxy care, we would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.  Our meeting on _____, 2008 is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the Plan of Conversion does not affect the terms or insurance on your accounts.  For further information please call our Stock Information Center at (___) ___-____.

Best regards and thank you,

Joe Adams
Chief Executive Officer

Facts  About  the  Conversion
The Board of Directors of 1st Security Bank of Washington unanimously adopted a Plan of Conversion to convert into a stock holding company structure. As a result of the conversion, 1st Security Bancorp, Inc. will become the Washington corporation that will hold all of the outstanding shares of 1st Security Bank of Washington following the conversion to stock ownership. In connection with the conversion, 1st Security Bancorp, Inc. is offering shares of its common stock in a subscription offering to the public pursuant to a Plan of Conversion.

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in 1st Security Bancorp, Inc.
Investment in the stock of 1st Security Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying Prospectus, especially the discussion under the heading “Risk Factors.”

What is the purpose of the Conversion?

The primary reasons for the conversion and stock offering are to increase our capital to support future growth and provide us with greater operating flexibility and allow us to better compete with other financial institutions.

Will the conversion affect any of my deposit accounts or loans?

No.  The conversion will not affect the balance or terms of any deposit account or loan.  Your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum legal limit.  Your deposit account is not being converted to stock.

Do depositors have to buy stock?

No.  However, the conversion will allow 1st Security Bank of Washington depositors an opportunity to buy stock and become stockholders of 1st Security Bancorp, Inc.

Who is eligible to purchase stock in the subscription offering?

Certain members of 1st Security Bank of Washington and the 1st Security Bancorp, Inc. employee stock ownership plan.

How many shares of stock are being offered and at what price?

1st Security Bancorp, Inc. is offering through the Prospectus between _________ and _________ shares of common stock at a price of $10.00 per share.  The maximum number of shares that we may sell in the stock offering may increase by 15% to _________ shares as a result of regulatory considerations or changes in financial markets.

How much stock may I buy?

The minimum order is 25 shares or $250.  No person may purchase more than 50,000 shares or $500,000 of common stock in the subscription offering, and no person together with associates of and persons acting in concert with such persons may purchase more than 50,000 shares or $500,000 of common stock.

How do I order stock?

You must complete the enclosed Stock Order Form.  Instructions for completing your Stock Order Form are contained in this packet.  Your order must be received by 1st Security Bank of Washington prior to 12:00 Noon, Pacific Time, on _____ __, 2008.

How may I pay for my shares of stock?

First, you may pay for stock by check or money order.  Interest will be paid by 1st Security Bank of Washington on these funds at the statement savings annual percentage rate from the day the funds are received until the conversion is completed or terminated.  You may also authorize us to withdraw funds from your 1st Security Bank of Washington savings account or certificate of deposit for the amount of funds you specify for payment.  You will not have access to these funds from the day we receive your order until the conversion is completed or terminated. 1st Security Bank of Washington will waive any early withdrawal penalties on certificate of deposit accounts used to purchase stock.

Can I purchase shares using funds in my 1st Security IRA?

Potentially; however, you must establish a self-directed IRA account at a brokerage firm or trust department to which you can transfer a portion or all of your IRA account at 1st Security Bank of Washington that will enable such purchase.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.

May I obtain a loan from 1st Security to pay for the stock?

No.  Regulations do not allow 1st Security Bank of Washington to make loans for this purpose, nor may you use a 1st Security Bank of Washington line of credit to pay for shares.  However, you are not precluded from obtaining financing from another financial institution.

Does placing an order guarantee that I will receive all, or a portion, of the shares I ordered?

No.  It is possible that orders received during the stock offering will exceed the number of shares offered for sale.  In this case, referred to as an “oversubscription,” regulations require that orders be filled using a pre-determined allocation procedure.  Please refer to the section of the Prospectus titled, “The Conversion and Stock Offering” for a detailed description of allocation procedures.

If we are not able to fill an order (either wholly or in part), excess funds will be refunded by check, including interest earned at 1st Security Bank of Washington’s statement savings rate.  If payment was to be made by withdrawal from a 1st Security Bank of Washington deposit account, excess funds will remain in that account.

Will the stock be insured?

No.  Like any other common stock, 1st Security Bancorp, Inc.’s stock will not be insured.

Will dividends be paid on the stock?

Yes.  The amount and timing of any dividends, however, have not been determined yet.  Although future dividends are not guaranteed, based on our pro forma net income and shareholders’ equity, we believe 1st Security Bancorp will be capable of paying a dividend after the completion of this offering.

How will the stock be traded?

We expect that our common stock will be quoted on the NASDAQ Global Market under the symbol “FSBW”.

Are officers and directors of 1st Security planning to purchase stock?

Yes!  1st Security Bank of Washington’s senior officers and directors plan to purchase, in the aggregate, $_______________ worth of stock.

Must I pay a commission?

No.  You will not be charged a commission or fee on the purchase of shares in the Conversion.

Should I vote?

Yes.  Your “YES” vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS AT YOUR EARLIEST CONVENIENCE! FAILURE TO RETURN YOUR PROXY CARDS HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

May I vote in person at the special meeting of members?

Yes, but we would still like you to sign and mail your proxy today.  If you decide to revoke your proxy, you may do so by giving notice at the special meeting.

The Conversion and Stock Offering QUESTIONS & ANSWERS [1st Security Bancorp, Inc. Logo] The proposed parent stock holding company for 1st Security Bank of Washington